Exhibit 99.1

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Research:
Research Update: Pinnacle West Capital’s, Arizona Public Service’s Ratings Lowered To ‘BBB-’; Outlook Stable

Publication date:	21-Dec-2005
Primary Credit Analyst:	Anne Selting, San Francisco (1) 415-371-5009; anne_selting@standardandpoors.com

Credit Rating:     BBB-/Stable/A-3

■   Rationale

On Dec. 21, 2005, Standard & Poor’s Ratings Services lowered its corporate credit ratings on Pinnacle West Capital Corp. (PWCC) and principal electric utility subsidiary Arizona Public Service Co. (APS) to ‘BBB-’ from ‘BBB’. The outlook is stable.
     This action is based on increased regulatory and operating risk at APS. Specifically, Standard & Poor’s is concerned that the Arizona Corporation Commission (ACC) is not expeditiously addressing APS’ growing fuel and purchased-power cost deferrals, which have grown much more rapidly than expected in 2005, particularly because of elevated gas prices and the utility’s increased dependence on this fuel. In November 2005, APS filed for a nearly 20% increase in customer electric rates, but it appears unlikely that a resolution will be reached until 2007, and may be delayed to mid-2007. Combined with a year of weaker-than-expected performance at the historically reliable Palo Verde nuclear station, Standard & Poor’s now views the business profile of PWCC and APS as a satisfactory ‘6’ (on a 10-point scale where ‘1’ is excellent) and no longer a ‘5’.
     APS’s fuel and purchased-power cost deferrals were nearly $150 million as of Sept. 30, 2005. Because the ACC has not acted on the utility’s request to recover a portion of this amount in a surcharge, this entire balance, and any new additions through Dec. 31 will be carried into 2006. Standard & Poor’s estimates that the utility may incur an additional $265 million in deferral balances by year-end 2006. Actual balances will be a function of how the ACC addresses existing amounts, as well as forward market prices and the company’s hedged positions. To date, APS has hedged about 85% of its purchased power and natural gas fuel price risk for its retail load in 2006 and 65% in 2007.
     A surcharge proceeding that would resolve $80 million of the utility’s current deferrals has been before the commission for five months. The surcharge process was mandated by the ACC as part of the settlement of APS’s 2003 rate case that it approved in March 2005. APS is required to notify the ACC when its fuel and purchased-power deferrals reach $50 million and to file a plan for recovery before deferrals exceed $100 million. In July 2005, the utility filed an application to recover about $100 million through a two-year surcharge, but reduced it to $80 million to exclude Palo Verde outage related costs, which will be addressed in a later proceeding. If approved, residential rates would increase about 1.6%.
     Since the fall of 2005, Standard & Poor’s has conditioned a stable outlook on the satisfactory resolution of this portion of deferrals before year-end. Yet, because of the sustained increase in deferrals, even if the surcharge is implemented, it will likely resolve only about one-half of the company’s expected deferred balances at year-end 2005.
     Beyond the surcharge, additional 2005 deferred balances can be addressed through an adjustment to the company’s power supply adjuster (PSA). However, the PSA has several limitations. It allows APS to collect

90% of the difference between actual fuel, purchased power, and associated hedging costs and those reflected in retail rates. But as per the settlement, APS may not be granted an adjustment before April 2006. Until then the PSA is set at zero. This is problematic because retail rates reflect fuel and purchased-power costs based on 2003 costs when the price of natural gas averaged about $5.50 per million BTU. In addition to a certain wait of four months for PSA adjustments to be authorized, upward adjustments are capped at 4 mils per kilowatt-hours for the life of the mechanism. As a result, all or nearly all of the PSA capacity is likely to be absorbed in APS’s first PSA filing, and the utility is expected to end the summer of 2006 needing another surcharge to address additional balances that will accumulate. Thus, any rate relief granted for remaining 2005 deferrals will not completely resolve the issue because the onset of the utility’s summer cooling season in late April will contribute additional amounts to deferred balances.
     APS’s new general rate case request totals $409.1 million (19.9%) increase in annual revenues. About $247 million of the request is related to increased fuel and purchased-power costs. Recent public statements by the ACC suggest spring 2007 may be the earliest a decision could be expected. APS’s last rate case took nearly 23 months to conclude, and there is therefore substantial uncertainty as to when the case will be completed.
     An additional factor contributing to PWCC’s weakened business profile is the performance of the Palo Verde nuclear units in 2005. The three-unit facility typically supplies 25% to 30% of the utility’s energy requirements. In 2005, the combined capacity factor for the three units is expected to be about 78%, against the company’s forecast of 86%. While some of the deterioration reflects the expected increase in Unit 1’s refueling outage to 75 days from 33 days, enabling the replacement of the unit’s steam turbine generators, the units have been beset by a series of operational problems, which include an overhang of issues first raised by the NRC in 2004. Specifically, in the summer of 2004, the company identified piping in a portion of the emergency cooling system that was dry, a situation that the NRC flagged as “yellow,” the second-most serious of four categories of violations.
     The yellow flag triggered onsite NRC inspections in the fall of 2005. On Oct. 11, 2005, Units 2 and 3 were taken off line after NRC officials posed questions as to how the emergency cooling systems might operate under a range of hypothetical scenarios. The plants were brought back into service 10 days later, after the company successfully demonstrated that the cooling systems would operate as designed. An NRC inspection report related to the cooling system issues is expected in December 2005. Other operational problems have also occurred. In the spring of 2005, problems with the pressurizer heating elements in Unit 3 resulted in the extension of a planned 10-day outage to 32 days. In September, APS announced that day-to-day management of Palo Verde has been reorganized.
     PWCC’s consolidated cash coverage metrics are expected to be largely in line with 2004 results, which were very weak due to APS’s delayed rate relief. For the 12 months ending Sept. 30, adjusted funds from operations (FFO) to interest coverage was 3.3x, identical to coverage at the end of 2004. The 12-month adjusted FFO to total debt was 14.8%, and reflects about $80 million in cash flows from Suncor assets sales that will not be realized in 2006 at this level. Future cash flow metrics will depend significantly on the ACC’s actions, but are generally not expected to display any significant improvement through 2006 due to a continued build up of deferrals. Performance in 2007 will be heavily predicated on how long it takes for the ACC to rule on the company’s base rate increase. Due in large part to PWCC’s April 2005 issuance of $250 million in common stock, adjusted debt to total capitalization remains solid at 53% . However, borrowing requirements could rise in 2006 to fund APS’s additional power and fuel costs deferrals and to invest in capital expenditures.

Short-term credit factors
     PWCC’s short-term rating is ‘A-3’. The rating is supported by the preponderance of cash flows being produced by APS, a vertically integrated electric utility. Because of APS’s sizable commercial paper program, near-term liquidity should be adequate to support cash outlays for power and fuel not recoverable in rates. And, because APS is heading into its winter season, when demand for electricity for space cooling drops significantly, the build-up of its power cost deferrals should slow. APS has hedged most of its power and gas purchases remaining in 2005, 85% of 2006 requirements, and about 65% for 2007.
     Consolidated cash and investments stood at more than $900 million as of Sept. 30, 2005. However, $500 million was used on Oct. 3, 2005 to call Pinnacle West Energy Corp.’s (PWEC) floating-rate notes that were due April 2007. Also affecting the cash and invested position is the increased amount of collateral held under bilateral contracts.
     PWCC and APS maintain commercial paper programs. Neither program had any balances as of Dec. 20, 2005. PWCC’s program is for $250 million and is supported by a five-year, $300 million credit facility that expires in December 2010. The revolver allows PWCC to use up to $100 million of the facility for letters of credit. The revolver has no material adverse change clauses.
     APS’s short-term rating is also ‘A-3’. The rating is supported by the stability of cash flows from regulated operations and good liquidity, although APS will need to continue to rely on borrowings to fund portions of its capital expenditure program, which is expected to be about $800 million in 2005 (and includes $190 million for the purchase of the Sundance power plant), up significantly from $484 million in 2004. APS maintains a $250 million commercial paper program. APS has a five-year, $400 million revolver that expires in December 2010 that supports its commercial paper program, and also provides an additional $150 million for other liquidity needs, including $100 million for letters of credit. The supporting facility has no material adverse change clauses. Consolidated maturities are modest and consist of $384 million in 2006, of which $300 million is a note at the parent, which is due in April. Currently, there are virtually no obligations due in 2007, as PWEC called at par in early October some $500 million in notes that it issued in April 2005 to retire an intercompany loan between PWEC and APS that was associated with the PWEC assets now owned by APS.
■   Outlook

The stable outlook reflects Standard & Poor’s expectation that the ACC will resolve at least a portion of APS’s increasing deferred power costs in January 2006. In addition, the outlook presumes that progress will be made in addressing APS’ general rate case and that any outcome will support the return of consolidated financial metrics to what until 2004 was a reasonable performance. The stable outlook is also dependent on improved 2006 performance at Palo Verde. Any adverse regulatory development or continued delays in resolving the pending surcharge request could result in a downward revision of the outlook or an adverse rating action. Because no meaningful improvement in the consolidated financial profile is expected in the near term, the potential for positive rating changes does not currently exist.
■   Ratings List

Ratings Lowered

Pinnacle West Capital Corp.	To	From
Corp credit rating	BBB-/Stable/A-3	BBB/Stable/A-2
Senior unsecured debt	BB+	BBB-
Commercial paper	A-3	A-2

Arizona Public Service Co.

Corp credit rating	BBB-/Stable/A-3	BBB/Stable/A-2
Senior unsecured debt	BBB-	BBB
Commercial paper	A-3	A-2
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